Exhibit 10.1

June 1, 2010

William G. Walter

26400 Woodlyn Drive

Bonita Springs, FL 34134

Dear Bill:

This will confirm the transition arrangements, agreed upon by the Board, to facilitate an orderly transfer of responsibilities to Pierre Brondeau as the Company’s new Chief Executive Officer. This agreement includes arrangements for your transition as Chairman of the Board.

Transition Agreement Terms:

•

Effective January 1, 2010, through September 30, 2010, you will serve as Chairman of the FMC Board of Directors and provide transition assistance to the new CEO, as required. Your compensation for this period is $65,000 per month. Should you retire as an active employee during this period, you will continue as nonexecutive Chairman.

•

Beginning October 1, 2010 and continuing until September 30, 2011, you will be retained by the Company to provide counsel or assistance as required by the Board or the CEO. The amount of your retainer will be $50,000 per month.

•	In February 2010, the Board of Directors approved a special restricted stock award of 20,000 shares with a vesting date of September 30, 2010.

•	Office space and shared administrative support until September 30, 2015

•	Tax Preparation and/or Financial Planning Services for tax years up to and including 2015, not to exceed $25,000 per year

•	Reasonable and customary business expenses incurred in connection with services required by the Company

•	Access to Company membership as maintained - ACE Club in Lafayette, PA, and Robert Trent Jones Golf Club in Gainsville, VA through 2015, unless the membership is terminated.

Sincerely,

/s/ Edward J. Mooney
Edward J. Mooney
Director and Chairman of the Compensation and
Organization Committee